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Pacific Enterprises
(Name of Registrant As Specified In Charter)

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PACIFIC ENTERPRISES

NOTICE OF

ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Pacific Enterprises, a subsidiary of Sempra Energy, will be held on May 9, 2006 at 10:00 a.m. at the offices of San Diego Gas & Electric Company, 8326 Century Park Court, San Diego, California.

The Annual Meeting will be held for the following purposes:

(1)  To elect directors for the ensuing year.

(2)  To transact any other business that may properly come before the meeting.

Shareholders of record at the close of business on March 21, 2006 are entitled to notice of and to vote at the Annual Meeting.

The Annual Meeting is a business-only meeting. It will not include any presentations by management and Pacific Enterprises does not encourage shareholder attendance. However, shareholders are invited to attend Sempra Energy’s Annual Meeting of Shareholders that will include management presentations regarding Pacific Enterprises and its Southern California Gas Company subsidiary. The Sempra Energy Annual Meeting will be held on May 4, 2006 at 10:00 a.m. at The Hilton Costa Mesa, 3050 Bristol Street, Costa Mesa, California.

Only shareholders of Pacific Enterprises may attend the Annual Meeting. Shareholders who own shares registered in their names will be admitted to the meeting upon verification of record share ownership. Shareholders who own shares through banks, brokerage firms, nominees or other account custodians must present proof of beneficial share ownership (such as a brokerage account statement) to be admitted.

PACIFIC ENTERPRISES

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY.

Pacific Enterprises is providing this Information Statement in connection with its Annual Meeting of Shareholders to be held on May 9, 2006. It is being mailed to shareholders beginning March 31, 2006.

PACIFIC ENTERPRISES

Pacific Enterprises is a subsidiary of Sempra Energy. It is the parent corporation of Southern California Gas Company, a public utility supplying natural gas throughout most of Southern and portions of Central California. Sempra Energy is also the ultimate parent corporation of San Diego Gas & Electric Company.

Pacific Enterprises’ principal executive offices are located at 101 Ash Street, San Diego, California. Its telephone number is (619) 696-2020.

OUTSTANDING SHARES AND VOTING RIGHTS

Shareholders who are present at the Annual Meeting will be entitled to one vote for each Pacific Enterprises share that they held of record at the close of business on March 21, 2006. At that date, the outstanding shares consisted of 83,917,664 shares of Common Stock, all of which is owned by Sempra Energy, and 800,253 shares of Preferred Stock, all of which is publicly held. The shares owned by Sempra Energy represent over 99% of the outstanding shares.

In electing directors, each share is entitled to one vote for each of the three director positions but cumulative voting is not permitted. In voting upon other matters, each share is entitled to one vote.

GOVERNANCE OF THE COMPANY

The business and affairs of Pacific Enterprises are managed under the direction of its Board of Directors in accordance with the California General Corporation Law as implemented by its Articles of Incorporation and Bylaws.

To more fully mirror the director and officer composition of Southern California Gas Company, on January 1, 2006 all of the directors and officers of Pacific Enterprises were replaced by individuals holding identical positions at Southern California Gas Company. The current directors and executive officers of Pacific Enterprise are:

Name	Age	Position
Frank H. Ault	61	Director
Edwin A. Guiles	56	Director, Chairman of the Board and Chief Executive Officer
Debra L. Reed	49	Director, President and Chief Operating Officer
Steven D. Davis	49	Senior Vice President and Chief Financial Officer

Each of the directors and officers of Pacific Enterprises holds identical positions with both Southern California Gas Company and San Diego Gas & Electric Company. None is separately compensated for services as a director or officer of Pacific Enterprises.

Mr. Ault is a Senior Vice President and the Controller of Sempra Energy and Mr. Guiles is Sempra Energy’s Group President—Sempra Utilities. Mr. Ault has announced that he will retire from Sempra Energy on July 1,

2006 and as a director of Pacific Enterprises, Southern California Gas Company and San Diego Gas & Electric Company at their respective 2006 Annual Meetings. Mark A. Snell, an Executive Vice President and the Chief Financial Officer of Sempra Energy, has been nominated by the boards to succeed Mr. Ault as a director.

During 2005, Pacific Enterprises Board of Directors held three meetings and acted nine times by unanimous written consent. Each director attended at least 75% of the meetings.

Sempra Energy’s Board of Directors maintains standing Audit, Compensation and Corporate Governance Committees comprised solely of independent directors. The Sempra Energy Board of Directors has also adopted a Code of Business Conduct and Ethics for Directors and Officers which is applicable to the directors and officers of Pacific Enterprises.

The Board of Directors of Pacific Enterprises does not maintain any standing committees. Nominees for election as directors are determined by the board and the board will not consider board candidates recommended by shareholders other than Sempra Energy.

The Annual Meeting of Shareholders is a business-only meeting without presentations by management and Pacific Enterprises does not encourage attendance by either board members or public shareholders. Last year none of the directors attended the meeting. However, as stated in the Notice of Annual Meeting, shareholders of Pacific Enterprises are invited to attend the Annual Meeting of Shareholders of Sempra Energy. Directors of Pacific Enterprises are expected to attend the Sempra Energy Annual Meeting, which will include presentations regarding Pacific Enterprises and its Southern California Gas Company subsidiary.

Shareholders who wish to communicate with the board of Pacific Enterprises or an individual director may do so by a letter addressed directly to the board or the director at the address set forth under the caption “Pacific Enterprises.”

INDEPENDENT AUDITORS

Representatives of Deloitte & Touche LLP, independent auditors for Sempra Energy and Pacific Enterprises, are expected to attend the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions from shareholders.

The following table shows the fees paid to Deloitte & Touche LLP for services provided to Pacific Enterprises for 2004 and 2005.

	2004		2005
	Fees	% of Total	Fees	% of Total
Audit Fees
Consolidated Financial Statement and Internal Control Audit	$2,475,000		$2,315,000
SEC Filings and Related Services	53,000		62,000

Total Audit Fees	2,528,000	92%	2,377,000	92%

Audit-Related Fees
Employee Benefit Plan Audits	162,000		177,000
Other Audit-Related Services	49,000		-0-

Total Audit-Related Fees	211,000	8%	177,000	7%

Tax Fees
Tax Planning	-0-		-0-
Other Tax Services	13,000		26,000

Total Tax Fees	13,000		26,000	1%

All Other Fees	-0-		-0-

Total Fees	$2,752,000		$2,580,000

The Audit Committee of Sempra Energy’s Board of Directors is directly responsible and has sole authority for appointing, compensating, retaining and overseeing the work of the independent auditors for Sempra Energy and its consolidated subsidiaries, including Pacific Enterprises. The Audit Committee is comprised entirely of independent directors of Sempra Energy. Sempra Energy’s Board of Directors has determined that each member of its Audit Committee is an independent director and is financially literate. It has also determined that the chair of the committee is an audit committee financial expert and that his service on the audit committees of three other public companies does not impair his ability to serve effectively on Sempra Energy’s Audit Committee.

Sempra Energy’s Audit Committee pre-approves all audit and permissible non-audit services provided by Deloitte & Touche for Sempra Energy and its subsidiaries. The committee’s pre-approval policies and procedures provide for the general pre-approval of specific types of services, give detailed guidance to management as to the specific services that are eligible for general pre-approval and provide specific cost limits for each service on an annual basis. They require specific pre-approval of all other permitted services. For both types of pre-approval, the committee considers whether the services to be provided are consistent with maintaining the auditors’ independence. The policies and procedures also delegate authority to the chair of the committee to address any requests for pre-approval of services between committee meetings, with any pre-approval decisions to be reported to the committee at its next scheduled meeting.

AUDIT REPORT

The Board of Directors of Pacific Enterprises has reviewed the audited financial statements of Pacific Enterprises for the year ended December 31, 2005 with management and Deloitte & Touche LLP, the independent auditors.

The board has also discussed and reviewed with Deloitte & Touche all the matters required to be discussed by Statement of Auditing Standards No. 61 (Communications with Audit Committees). It has also received and reviewed the written disclosures and the letter from Deloitte & Touche required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with Deloitte & Touche their independence.

Based on this review and discussions, the Board of Directors has directed that Pacific Enterprises’ audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the Securities and Exchange Commission.

BOARD OF DIRECTORS
Edwin A. Guiles, Chairman

Frank H. Ault Debra L. Reed February 13, 2006

SHARE OWNERSHIP

All of the outstanding Pacific Enterprises Common Stock is owned by Sempra Energy and none of Pacific Enterprises’ directors or executive officers owns any Pacific Enterprises Preferred Stock.

The following table sets forth the number of shares of Sempra Energy Common Stock beneficially owned at March 1, 2006 by each incumbent director, each nominee as a director, and each executive officer of Pacific Enterprises, and by all directors, nominees and executive officers of Pacific Enterprises as a group. These shares, upon giving effect to the exercise of exercisable options, represent less than 1% of Sempra Energy’s outstanding shares.

Name	Current Beneficial Holdings	Shares Subject To Exercisable Options (A)	Phantom Shares (B)	Total
Frank H. Ault	97,668	56,475	4,300	158,443
Steven D. Davis	56,782	85,375	2,840	144,997
Edwin A. Guiles	241,027	468,395	29,126	738,548
Debra L. Reed	127,902	185,375	14,323	327,600
Mark A. Snell	135,077	40,000	1,828	176,905
Directors, Nominees and Executive Officers as a group (5 persons)	658,456	835,620	52,417	1,546,493

(A)	Shares which may be acquired through the exercise of stock options that are currently exercisable or become exercisable on or before May 1, 2006.

(B)	Represents deferred compensation deemed invested in phantom shares of Sempra Energy Common Stock. These shares cannot be voted or transferred but track the performance of Sempra Energy Common Stock.

Sempra Energy has approximately 240,000 shareholders. The only persons know to Sempra Energy to beneficially own more than 5% of its outstanding shares are Barclays Global Investors, N.A. 45 Fremont Street, San Francisco, California 94105, and UBS AG, Bahnhofstrasse 45, Zurich, Switzerland. Barclay’s Global Investors has reported that as of December 31, 2005, it and related entities beneficially owned 13,995,912 shares (including 12,163,048 shares, for which they had sole voting power) for which they had sole dispositive power. UBS has reported that at December 31, 2005, it and related entities beneficially owned 13,244,016 shares (including 7,496,513 shares for which they had sole voting power) for which they had shared dispositive power. The shares reported as beneficially owned by Barclay’s Global and UBS represent 5.4% and 5.1%, respectively, of Sempra Energy’s shares outstanding at March 1, 2006.

Employee savings and stock ownership plans of Sempra Energy and its subsidiaries held 20,019,086 shares of Sempra Energy Common Stock (approximately 7.7% of the outstanding shares) for the benefit of employees at March 1, 2006.

ELECTION OF DIRECTORS

Pacific Enterprises’ Board of Directors consists of three directors. At the Annual Meeting, directors will be elected to hold office until the next Annual Meeting and until their successors have been elected and qualified. The three director candidates receiving the greatest number of votes will be elected as directors.

The names of the Board of Directors’ three nominees for election as directors and biographical information regarding each nominee are set forth below. Each nominee has held the position set forth below or various positions with the same or affiliated organizations for at least the last five years.

Edwin A. Guiles, 56, became a director in 2006. He is Chairman and Chief Executive Officer of Pacific Enterprises. He is also Chairman and Chief Executive Officer and a director of Southern California Gas Company and San Diego Gas & Electric Company and Sempra Energy’s Group President—Sempra Utilities. He is a director of the California Chamber of Commerce and the Los Angeles World Affairs Council. He previously served as planning commissioner for the City of Chula Vista, and is a former director of the Arthritis Foundation, Wellness Communities, San Diego County YMCA and San Diego Economic Development Council.

Debra L. Reed, 49, became a director in 2006. She is the President and Chief Operating Officer of Pacific Enterprises. She is also the President and Chief Operating Officer and a director of Southern California Gas Company and San Diego Gas & Electric Company. She is a director of Genentech, Inc. and Halliburton Company. She serves on the Board and Executive Committee of the San Diego Regional Economic Development Corporation and is a member of the Board of Counselors of the University of Southern California College of Letters, Arts and Sciences. She previously served on the Board of the Los Angeles Chamber of Commerce, the Board of the Orange County Performing Arts Center and as a director of Dominguez Services Corporation.

Mark A. Snell, 49, is an Executive Vice President and the Chief Financial Officer of Sempra Energy.

Mr. Snell has been nominated as a director to succeed Frank H. Ault who has announced that he will retire as a Senior Vice President and the Controller of Sempra Energy on July 1, 2006 and as a director of Pacific Enterprises, Southern California Gas Company and San Diego Gas & Electric Company at their respective 2006 Annual Meetings of Shareholders. Mr. Snell has also been nominated for election as a director of Southern California Gas Company and San Diego Gas & Electric Company at the 2006 Annual Meetings of the two utilities.

REPORT ON EXECUTIVE COMPENSATION

Pacific Enterprises is a subsidiary of Sempra Energy. During 2005 all of Pacific Enterprises’ executive officers were also executive officers of Sempra Energy. They were compensated by Sempra Energy and not separately compensated for their services as officers of Pacific Enterprises.

Sempra Energy’s Board of Directors maintains a Compensation Committee comprised entirely of independent directors. The committee has established compensation principles and strategies and designed a compensation program for Sempra Energy executive officers. It also administers Sempra Energy’s base salary program, executive annual and long-term incentive plans, and executive benefit programs.

Compensation Principles and Strategies

In developing compensation principles and strategies, the Sempra Energy Compensation Committee considers the current and prospective business environment for Sempra Energy and takes into account numerous factors, including:

•	The rapidly changing and increasingly competitive environment in which Sempra Energy and its subsidiaries operate.

•	The need to recruit and retain executives of outstanding ability and proven experience who demonstrate the highest standards of integrity and ethics.

•	The need to motivate executives to achieve superior performance.

•	The need to strongly link executive compensation to both annual and long-term corporate, business unit and individual performance.

•	The need to align the interests of executives and shareholders.

To reflect these factors and assist Sempra Energy in realizing its objective of creating superior shareholder value, the committee has developed policies and programs that include the following elements:

•	An emphasis on total compensation and “pay-for-performance,” with a substantial portion of total compensation reflecting corporate, business unit and individual performance.

•	An emphasis on performance-based incentives that closely align the interests of executives and shareholders.

•	An appropriate balance of short-term and long-term compensation to reward long-term strategic results and encourage share ownership.

•	An emphasis on placing at risk, through equity and other performance-based incentives, a greater portion of executive compensation as levels of responsibilities increase.

In accordance with these principles and strategies the committee establishes base salaries at competitive levels with those of companies of comparable size. It provides performance-based annual cash and equity-based long-term incentives that provide opportunities to earn total compensation at significantly higher levels for superior performance.

The committee also considers provisions of the Internal Revenue Code limiting to $1,000,000 the annual amount of compensation (other than compensation that qualifies as “qualified performance-based compensation”) that publicly held companies may deduct for federal income tax purposes for certain executive officers. The committee believes that tax deductibility is an important factor but only one factor to be considered in evaluating a compensation program. It believes competitive and other circumstances may require that the interests of the company and its shareholders are best served by providing compensation that is not fully tax deductible. Accordingly, the committee may continue to exercise discretion to provide base salaries or other compensation that may not qualify as a tax-deductible expense.

Compensation Program

The primary components of Sempra Energy’s compensation program are base salaries, annual cash incentive opportunities and long-term equity and equity-based incentive opportunities.

Base Salaries

Base salaries for executives are reviewed annually by the committee and generally targeted at the median of salaries at general industry companies of similar size to Sempra Energy. The Compensation Committee believes that this strategy, along with annual and long-term incentive opportunities at general industry levels, allows Sempra Energy to attract and retain top-quality executive talent.

Survey data for assessing base salaries are based upon companies in the Fortune 500 and size-adjusted based upon Sempra Energy’s revenues using regression analysis. The committee believes that Sempra Energy’s competitors for executive talent are not limited to energy companies, and the Fortune 500 appropriately reflects a broader group with which it competes to attract and retain highly skilled and talented executives.

Annual base salaries for executive officers are set taking into consideration the approximate mid-range of these salary data, individual performance and experience, executive responsibilities, market characteristics, succession planning and other pertinent factors.

Annual Incentives

Annual performance-based incentive opportunities are provided to executive officers through cash bonuses under an Executive Incentive Plan. The plan permits the payment of bonuses based upon the attainment of objective financial performance goals. Bonus opportunities vary with the individual officer’s position and prospective contribution to the attainment of these goals, and no bonuses are paid unless a threshold performance level is attained for the year. Bonus opportunities increase for performance above the threshold level, with performance at targeted levels intended to produce bonuses at the mid-point of those for executives with comparable levels of responsibility at Fortune 500 companies.

Executive Incentive Plan bonuses for 2005 were based on a Sempra Energy earnings target of $800 million, an increase of 22% over the earnings target for the prior year, with maximum bonuses for earnings of $900 million, an increase of 23% over the maximum performance threshold for the prior year. Bonuses for targeted earnings performance were set at levels ranging from 100% of base salary for Sempra Energy’s Chief Executive Officer to 45% of base salary for Sempra Energy’s Vice Presidents, with maximum bonuses ranging from 200% to 90% of base salary, subject to discretionary adjustments by the Compensation Committee for extraordinary performance.

Earnings for 2005 were $920 million, exceeding that required for maximum bonuses. The committee also approved an increased bonus for Stephen L. Baum, who retired as Sempra Energy’s Chief Executive Officer on December 31, 2005, in recognition of his leadership in obtaining an agreement to settle major litigation, his willingness to remain available for consultation during 2006, and Sempra Energy’s overall strong position and outstanding financial performance. Bonus amounts are set forth under the caption “Executive Compensation—Compensation Summary.”

Long-Term Incentives

Long-term incentive opportunities are provided by performance-based awards under a Long-term Incentive Plan. The plan permits a wide variety of equity and equity-based incentive awards to allow the company to respond to changes in market conditions and compensation practices. Long-term incentive awards are made annually and set at estimated grant date values ranging from 345% of base salary for Sempra Energy’s Chief Executive Officer to 90% of base salary for Sempra Energy’s Vice Presidents.

Beginning in 2002, the Compensation Committee decreased its emphasis on stock options as incentive awards. Approximately 80% of the estimated value of 2005 long-term incentive awards was performance-based restricted stock with the balance in stock options. These awards are summarized under the captions “Executive Compensation—Stock Options” and “Executive Compensation—Restricted Stock.”

BOARD OF DIRECTORS

Edwin A Guiles, Chairman

Frank H. Ault

Debra L. Reed

February 16, 2006

EXECUTIVE COMPENSATION

Compensation Summary

The table below summarizes, for the last three years, the compensation paid or accrued by Sempra Energy and its subsidiaries to each of the four executive officers of Pacific Enterprises. Each officer held the positions indicated at both Sempra Energy and Pacific Enterprises and Mr. Baum was also the President of Pacific Enterprises. See “Corporate Governance” for information concerning current executive officers.

Summary Compensation Table

		Annual Compensation				Long-term Compensation					All Other Compensation (D)
						Awards			Payouts
						Restricted Stock Awards (A) (B) (C)		Shares Underlying Stock Options	LTIP Payouts (A) (C)
Name and Principal Position	Year	Salary		Bonus
Stephen L. Baum Chairman and Chief Executive Officer	2005 2004 2003	$ $ $	1,128,526 1,090,563 1,053,739	$ $ $	3,000,000 2,183,400 2,159,400	$ $ $	–0– –0– –0–	95,800 155,300 209,600	$ $ $	–0– –0– –0–	$ $ $	881,231 540,560 739,403

Neal E. Schmale Executive Vice President and Chief Financial Officer	2005 2004 2003	$ $ $	620,192 563,174 499,328	$ $ $	869,400 787,800 600,000	$ $ $	–0– 3,389,000 –0–	42,800 46,600 62,000	$ $ $	–0– –0– –0–	$ $ $	279,076 262,642 223,704

Javade Chaudhri (E) Executive Vice President and General Counsel	2005 2004 2003	$ $ $	443,654 406,461 92,308	$ $ $	533,100 516,000 123,700	$ $ $	–0– –0– –0–	23,500 35,500 9,400	$ $ $	–0– –0– –0–	$ $ $	122,104 128,310 212,260

Frank H. Ault (F) Senior Vice President and Controller	2005 2004 2003	$ $ $	312,305 302,173 294,732	$ $ $	312,700 302,400 295,000	$ $ $	–0– –0– –0–	12,300 20,000 27,200	$ $ $	–0– –0– –0–	$ $ $	178,092 174,473 125,416

(A)	Performance-based restricted stock awards are reported under the caption “Executive Compensation—Performance-Based Restricted Stock” in the year awarded and in the Summary Compensation Table as payouts of long-term incentive compensation in the year the awards vest.

(B)	Represents the fair market value at the date of grant (without any deduction for forfeiture conditions or transfer restrictions) of shares subject to restricted stock awards that are not performance-based. Consists solely of a 100,000 share award to Mr. Schmale one-half of which will vest in 2008 and the remaining one-half in 2010 subject to continued employment and to earlier vesting upon a change of control and various other events.

(C)	The aggregate holdings/value of unvested shares of restricted stock held on December 31, 2005 were 451,413 shares/$20,241,375 for Mr. Baum; 258,680 shares/$11,599,193 for Mr. Schmale; 73,717 shares/$3,305,486 for Mr. Chaudhri; and 58,295 shares/$2,613,928 for Mr. Ault. These include additional shares purchased, at then fair market value, with dividends paid on restricted stock that become subject to the same forfeiture conditions and transfer restrictions as the shares to which the dividends relate. In accordance with Mr. Baum’s employment agreement with Sempra Energy, all of his shares of restricted stock became fully vested and all forfeiture and transfer restrictions terminated upon his retirement on January 31, 2006.

(D)	All other compensation includes (i) interest on deferred compensation above 120% of the applicable federal rate, (ii) medical, life and personal liability insurance premiums, (iii) financial and estate planning services, (iv) contributions to defined contribution plans and related supplemental plans, and (v) car allowances. The respective amounts paid in 2005 were $190,632, $552,452, $13,488, $110,359 and $14,300 for Mr. Baum; $62,942, $143,871, $10,000, $47,963 and $14,300 for Mr. Schmale; $290, $65,268, $10,000, $32,896 and $13,650 for Mr. Chaudhri and $34,498, $106,388, $2,038, $21,518 and $13,650 for Mr. Ault. Amounts for Mr. Chaudhri also include a signing bonus of which $150,000 was paid in 2003 and $36,350 in 2004.

(E)	Mr. Chaudhri became an officer of Sempra Energy in September 2003.

(F)	Mr. Ault’s daughter is an employee of San Diego Gas & Electric Company, a subsidiary of Sempra Energy. For 2005, she received a salary and bonus of approximately $75,000.

Stock Options

The following table shows information as to the grant of stock options during 2005 to the four executive officers of Pacific Enterprises. All options are to purchase Sempra Energy Common Stock, and were granted at an exercise price of 100% of the fair market value of the option shares on the date of the grant, and for a ten-year term subject to earlier expiration following termination of employment. They become exercisable in cumulative installments of one-fourth of the shares initially subject to the option on each of the first four anniversaries of the grant date, with immediate exercisability upon a change of control or various events specified in the executive’s employment or severance pay agreement.

Option Grants in 2005

Name	Number of Shares Underlying Options Granted	% of Total Options Granted to Employees in 2005	Exercise Price ($/Share)	Expiration Date	Grant Date Present Value (A)
Stephen L. Baum	95,800	10.57%	$36.30	1-1-15	$779,812
Neal E. Schmale	42,800	4.72%	$36.30	1-1-15	$348,392
Javade Chaudhri	23,500	2.59%	$36.30	1-1-15	$191,290
Frank H. Ault	12,300	1.36%	$36.30	1-1-15	$100,122

(A)	Sempra Energy used a modified Black-Scholes option pricing model to develop the theoretical values set in this column. Grant date present value per option share was $8.14 based on the following assumptions: share volatility–27.75%; dividend yield–2.75%; risk-free rate of return–4.19%; and outstanding term–10 years.

The following table shows information as to the exercise of options during 2005 and unexercised options held on December 31, 2005 by the executive officers of Pacific Enterprises.

Option Exercises and Holdings

	Shares Acquired on Exercise	Value Realized	Number of Shares Underlying Unexercised Options at Year-End		Value of Unexercised In-the-Money Options at Year-End (A)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Stephen L. Baum (B)	680,400	$14,123,923	1,506,625	494,275	$31,316,223	$8,224,986
Neal E. Schmale	96,700	$1,873,978	499,409	160,225	$10,333,887	$2,544,853
Javade Chaudhri	–0–	–0–	13,575	54,825	$201,558	$662,108
Frank H. Ault	128,200	$2,249,347	18,600	63,900	$351,592	$1,064,644

(A)	The exercise price of outstanding options ranges from $22.50 to $36.30.

(B)	In accordance with Mr. Baum’s employment agreement, all of his stock options became fully vested and immediately exercisable upon his retirement on January 31, 2006 and remain exercisable throughout their original ten-year term.

Performance-Based Restricted Stock

The following table shows information as to performance-based restricted stock granted during 2005 to the four executive officers of Pacific Enterprises.

Performance-Based Restricted Stock Awards in 2005

Name	Number of Restricted Shares	Performance Period Until Payout	Estimated Future Payouts (A)
Stephen L. Baum (B)	132,200	Four Years	$4,798,860
Neal E. Schmale	59,000	Four Years	$2,141,700
Javade Chaudhri	32,400	Four Years	$1,176,120
Frank H. Ault	17,000	Four Years	$617,100

(A)	The estimated future payout amount represents the entire fair market value on the grant date of the shares subject to the restricted stock award without any reduction for forfeiture conditions or transfer restrictions. The actual payout (if any) will depend upon the extent to which performance goals are achieved and upon the then fair market value of Sempra Energy Common Stock.

(B)	In accordance with Mr. Baum’s employment agreement, all of his restricted stock became fully vested and all forfeiture conditions and transfer restrictions terminated upon his retirement on January 31, 2006.

Performance-based restricted stock consists of shares of Sempra Energy Common Stock that are subject to forfeiture conditions and transfer restrictions that terminate upon the satisfaction of long-term performance criteria. During the performance period, the executive is entitled to vote the shares but they cannot be sold or otherwise transferred and dividends are reinvested to purchase additional shares, at then fair market value, which become subject to the same forfeiture conditions and transfer restrictions as the shares to which the dividends relate. If the performance criteria are not satisfied or the executive’s employment is terminated during the performance period (other than by death or retirement after attaining age 55) the restricted shares are forfeited to the company and canceled subject to earlier vesting upon a change in control or various events specified in the executive’s employment or severance pay agreement.

The forfeiture conditions and transfer restrictions on restricted stock granted during 2005 will terminate at the end of 2008 if Sempra Energy has then achieved a four-year cumulative total return to shareholders that places it among the top 50% of the companies in the Standard & Poor’s Utility Index or the Standard & Poor’s 500 Composite Stock Price Index. If neither of these performance criteria is satisfied, the forfeiture conditions and transfer restrictions may be terminated as to a portion of the shares if Sempra Energy’s four-year cumulative total shareholder return is among the top 70% of the companies in the S&P Utility Index. They will terminate as to 80% of the shares for performance among the top 55% of the companies in the S&P Utility Index with the percentage of shares as to which the restrictions may terminate declining ratably to 20% for performance among the top 70% of the companies in the S&P Utility Index. Any restricted shares for which forfeiture conditions and transfer restrictions are not terminated as of the end of 2008 will be forfeited to Sempra Energy and canceled.

Pension Plans

The following table shows the estimated single life annual pension annuity benefit provided to the executive officers of Pacific Enterprises named in the Summary Compensation Table under the Sempra Energy Supplemental Executive Retirement Plan (combined with benefits payable under the other pension plans of Pacific Enterprises and its affiliates in which the officers also participate) based on the specified compensation levels and years of credited service and retirement at age 65.

Pension Plan Table

($000’s)

Pension Plan Compensation	Years of Service
	5	10	20	30	40
$500	$100	$200	$300	$313	$325
$1,000	$200	$400	$600	$625	$650
$1,500	$300	$600	$900	$938	$975
$2,000	$400	$800	$1,200	$1,250	$1,300
$2,500	$500	$1,000	$1,500	$1,563	$1,625

Pension benefits are based on average salary for the highest two years of service and the average of the three highest annual bonuses during the last ten years of service and are paid without offset for Social Security benefits. Years of service includes service with subsidiaries and number 21 years for Mr. Baum, 8 years for Mr. Schmale, 2 years for Mr. Chaudhri and 36 years for Mr. Ault.

Messrs. Baum and Ault are each entitled to pension benefits at the greater of that provided by Sempra Energy’s pension plans or that to which he would have been entitled under the pension plans (including a supplemental pension plan) of a predecessor corporation had those plans remained in effect. Under these plans, upon retirement after attaining age 62 and having completed ten years of service, Messrs. Baum and Ault would each be entitled to a monthly pension benefit of 60% of his final pay. Final pay is defined as the monthly base pay rate in effect during the month immediately preceding retirement, plus one-twelfth of the average of the highest three years’ gross bonus awards. The plans provide for reduced pension benefits for retirement between the ages of 55 and 61 and for between 5 and 10 years of service, and surviving spouse and disability benefits equal to 100% of pension benefits. Mr. Baum retired on January 31, 2006 and, pursuant to deferral elections made in 2003 and 2005, the lump sum actuarial equivalent of substantially all of his $178,880 monthly pension benefit was deferred for future receipt under Sempra Energy’s deferred compensation plan.

Employment and Employment-Related Agreements

Stephen L. Baum

Stephen L. Baum retired as Sempra Energy’s Chief Executive Officer on December 31, 2005 and as its Chairman of the Board on January 31, 2006. In accordance with Mr. Baum’s employment agreement, upon his retirement all outstanding equity-based incentive compensation awards that had been granted to him immediately vested and became exercisable or payable and all restrictions on the awards immediately lapsed. Also in accordance with the agreement, for a period of five years Sempra Energy will continue Mr. Baum’s participation in the company’s executive and personal liability insurance plans; will continue to match Mr. Baum’s charitable contributions in a matching amount not to exceed $20,000 in any calendar year; and will provide Mr. Baum with administrative support and services. Under the agreement, Sempra Energy will also provide Mr. Baum’s family with financial planning services until two years after the death of Mr. Baum and his wife.

Other Executive Officers

Sempra Energy has a severance pay agreement with each of Pacific Enterprises’ executive officers, other than Mr. Baum for whom severance arrangements are contained in his employment agreement summarized above. Each agreement is for a remaining term of two years, subject to automatic annual extensions for an additional year unless Sempra Energy or the executive elect not to extend the term.

The severance pay agreements provide that in the event Sempra Energy were to terminate the executive’s employment (other than for cause, death or disability) or the executive were to do so for good reason, the executive would receive (i) a lump sum cash payment equal to the executive’s annual base salary and the greater of the executive’s average annual bonus or average annual target bonus for the two years prior to termination; (ii) continuation of health insurance benefits for a period of one year; and (iii) financial planning and outplacement services for two years. If the termination were to occur within two years after a change in control of Sempra Energy (i) the lump sum cash payment would be multiplied by two; (ii) an additional lump sum payment would be paid equal to the pro rata portion for the year of termination of the target amount payable under any annual incentive compensation award for that year or, if greater, the average of the three highest gross annual bonus awards paid to the executive in the five years preceding the year of termination; (iii) all equity-based incentive compensation awards would immediately vest and become exercisable or payable and any restrictions on the awards would automatically lapse; (iv) a lump sum cash payment would be made equal to the present value of the executive’s benefits under Sempra Energy’s supplemental executive retirement plan calculated on the basis of the greater of actual years of service and years of service that would have been completed upon attaining age 62 and applying certain early retirement factors, or in the case of Neal Schmale calculated with three additional years of age and service credits; (v) life, disability, accident and health insurance benefits would be continued for two years and (vi) financial planning and outplacement services would be provided for three years.

The agreements also provide that in the event Sempra Energy were to terminate the executive’s employment (other than for cause, death or disability) or the executive were to do so for good reason and the executive agrees to provide consulting services to Sempra Energy for two years and abide by certain covenants regarding non-solicitation of employees and information confidentiality, (i) the executive would receive an additional lump sum payment equal to the executive’s annual base salary and the greater of the executive’s target bonus for the year of termination or the average of the two or three highest gross annual bonus awards paid to the executive in the five years prior to termination and (ii) health insurance benefits would be continued for an additional one year.

The agreements also provide for a gross up payment to offset the effects of any excise tax imposed on the executive under Section 4999 of the Internal Revenue Code.

Good reason is defined in the severance agreements to include the assignment to the executive of duties materially inconsistent with those appropriate to a senior executive of the company; a material reduction in the executive’s overall standing and responsibilities within the company; and a material reduction in the executive’s annualized compensation and benefit opportunities other than across-the-board reductions affecting all similarly situated executives of comparable rank. Following a change in control of the company, good reason is defined to include an adverse change in the executive’s title, authority, duties, responsibilities or reporting lines; reduction in the executive’s annualized compensation opportunities other than across-the-board reductions of less than 10% similarly affecting all similarly situated executives of comparable rank; relocation of the executive’s principal place of employment by more than 30 miles; and a substantial increase in business travel obligations. A change in control is defined to include the acquisition by one person or group of 20% or more of the voting power of Sempra Energy’s shares; the election of a new majority of the board of Sempra Energy comprised of individuals who are not recommended for election by two-thirds of the current directors or successors to the current directors who were so recommended for election; certain mergers, consolidations or sales of assets that result in the shareholders of Sempra Energy owning less than 60% of the voting power of Sempra Energy or of the surviving entity or its parent; and shareholder approval of the liquidation or dissolution of Sempra Energy.

SHAREHOLDER PROPOSALS

Shareholders intending to bring any business before an Annual Meeting of Shareholders of Pacific Enterprises, including nominations for election as directors, must give written notice to the Corporate Secretary of Pacific Enterprises of the business to be presented. The notice must be received at Pacific Enterprises’ offices within the periods specified and must be accompanied by the information required by the bylaws. A copy of these bylaw requirements will be provided upon request in writing to the Corporate Secretary.

The period for notice of business to be brought by shareholders before the 2006 Annual Meeting of Shareholders has expired. The period for the receipt by Pacific Enterprises of notice of business to be brought by shareholders before the 2007 Annual Meeting of Shareholders will commence on January 8, 2007 and end on March 8, 2007.

ANNUAL REPORTS

Pacific Enterprises’ Annual Report to the Securities and Exchange Commission on Form 10-K is being mailed to shareholders together with this Information Statement.